Petro River Oil Announces Spudding of the Woodburn Forest-1 Test Well in Larne Basin, Northern Ireland

New York, New York – May 17, 2016. Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”) is pleased to announce that Petro River UK Limited, its wholly owned subsidiary, has received notice regarding the commencement of drilling operations on the Woodburn Forest-1 Well in Larne Basin, Northern Ireland. Initial results are expected in July 2016.

The vertical well will be drilled to a depth of 2,000 meters (approximately 6,500 feet) to test the commercial viability of three conventional sandstone reservoir intervals, the Triassic Sherwood Sandstone, Lower Permian Sandstone and Carboniferous Sandstones. The P50 Prospective Resources have been estimated by our joint venture partners at 25 million barrels of oil within the Woodburn Forest prospect.

As previously disclosed, Petro River and Horizon Energy Partners, LLC (“Horizon Energy) collectively acquired a 25% working interest (9% and 16%, respectively), in approximately 130,000 gross acres of both onshore and offshore petroleum licenses in the Larne Basin. The Larne Basin has broad similarities to the highly prolific Carboniferous sourced East Irish Sea Basin to the southeast, which has produced over 200 million barrels of oil and 4 trillion cubic feet of natural gas.  The exploration of the Larne Basin, if successful, has the potential of being one of the largest, recent on-shore discoveries in Western Europe.

Stephen Brunner, President of Petro River commented, “The commencement of drilling operations at Larne Basin is a major milestone for the Company, its shareholders and working interest partners. Larne Basin remains one of the only Carboniferous basins in Europe that is untested for hydrocarbons.  As a micro-cap company today, we are excited to be a part of a project like this with such large potential.”

Brunner continued: “After we reach total depth, our teams will complete a comprehensive subsurface engineering study to fully analyze and evaluate each of the sandstone reservoir intervals.  Findings from this well, coupled with new 3-D seismic data to be acquired in the basin over subsurface prospects previously identified by recently collected 2-D seismic data will help define and high-grade potential locations for future wells. The success of this first pilot test well, and the data gained from it, should substantially increase the value of our exploration program and reduce future development risk in Larne Basin.”

Additional details of the Woodburn Forest-1 Well will be announced as they become available.

About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma, the Larne Basin in Northern Ireland, and Kern County, California.  Petro River’s strategy is to apply modern technology, such as 3D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders.  For more information, please visit our website at www.petroriveroil.com.

About: Horizon Energy Partners, LLC.

Horizon Energy is an oil and gas exploration and development company with a portfolio of domestic and international assets.  The majority of the funding for Horizon Energy has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies, and have advised large energy focused private equity funds and hedge funds.   Horizon Energy is managed by Jonathan Rudney; Mr. Rudney has over 30 years of senior executive experience in the upstream oil and gas industry, and, throughout his career, has been instrumental in the growth and success of several private E&P companies.  Horizon Energy was formed to take advantage of the current depressed oil market and has identified and acquired a portfolio of highly attractive oil and gas assets.  A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.  Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.  For further information, please contact:

Investor Relations

ir@petroriveroil.com

(469) 828-3900